FOR IMMEDIATE RELEASE

Release Date:                 February 24, 1998

For Further Information Contact:   Robert H. Sachs, Executive
Vice President, Mid-America
                         Bancorp, (502) 562-5867



                MID-AMERICA BANCORP ADOPTS RIGHTS PLAN

     LOUISVILLE, KY -- The Board of Directors of Mid-America Bancorp (AMEX:MAB) adopted at its meeting held on Monday, February 23, 1998, a shareholder rights plan and declared a dividend of one right on each outstanding share of Mid-America common stock.

     The shareholder rights plan is similar to shareholder protection plans that have been adopted by more than 2,000 corporations, including over 200 financial institutions.

     The rights dividend is payable on March 13, 1998, to shareholders of record on that date. In addition to the rights dividend on currently outstanding shares, the plan provides for the automatic issuance of one right with respect to each share of common stock issued after March 13, 1998.

     "The rights plan was adopted to protect the interests of Mid-America shareholders and to help ensure that they receive fair treatment in the event of a takeover attempt," said Bertram
W. Klein, Chairman of the Board of Mid-America. "The rights plan is not intended to prevent an acquisition of the Company for a full and fair price in a transaction that is in the best interest of the Company, its shareholders and other constituencies the Board may consider. The rights are not being distributed in response to any effort to acquire control of the Company and the Board is not aware of any such effort."

     Until separate rights certificates are issued following a triggering event, the rights will be evidenced by Mid-America common stock certificates, will automatically trade with the
common stock, and will not be exercisable.   A triggering event
would generally be the attempt by someone or group to acquire 15% or more of Mid-America's outstanding common shares.

     Following the acquisition of 15% or more of Mid-America's outstanding common shares by an Acquiring Person, each right (other than rights held by an Acquiring Person) will entitle its holder to purchase, for the $75 exercise price, a number of shares Mid-America common stock having a market value of twice the exercise price. However, any rights held by an Acquiring Person cannot be exercised. The rights plan provides additional shareholder protection should the rights be triggered.

     Mid-America may redeem rights for $0.01 per right at any time.

     "The plan provides our Board of Directors flexibility in dealing with any takeover action that might occur," said Mr. Klein. "It would not impede any transaction that the Board feels is in the best interests of Mid-America and its shareholders. On the other hand, the dilutive consequences of triggering the rights should be a deterrent to actions that are not in the best interests of Mid-America and its shareholders. It is currently the view of our Board of Directors that it would be in the best interests of Mid-America and its shareholders for our Company to remain an independent institution committed to providing a full range of financial services to the Kentucky communities it currently serves."

     The issuance of rights has no financial effect on Mid-America, is not dilutive to shareholders, is not taxable to the Company or its shareholders, and will not change the way in which Mid-America common shares are traded. Rights are not exercisable until the distribution date and will expire at the close of business on March 13, 2008, unless earlier redeemed by Mid-America.

     Mid-America Bancorp is one of the largest multi-bank holding companies headquartered in Kentucky, with assets of approximately $1.5 billion as of December 31, 1997. Mid-America provides a complete range of commercial and personal banking services through its 33 banking offices in Jefferson County and Oldham County, Kentucky.

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